Exhibit 2.1

AMENDMENT NO. 3 TO AGREEMENT AND PLAN OF MERGER

AMENDMENT NO. 3, dated as of July 3, 2007 (this “Amendment”) is by and among VERIZON COMMUNICATIONS INC., a Delaware corporation (“Verizon”), NORTHERN NEW ENGLAND SPINCO INC., a Delaware corporation (“Spinco”), and FAIRPOINT COMMUNICATIONS, INC., a Delaware corporation (the “Company”) to the Agreement and Plan of Merger, dated as of January 15, 2007, as amended (the “Merger Agreement”) by and among Verizon, Spinco and the Company.  Capitalized terms used but not defined herein shall have the meanings given to such terms in the Merger Agreement, and all references to Articles and Sections herein are references to Articles and Sections of the Merger Agreement.

In consideration of the premises and the mutual promises herein made, and in consideration of the agreements herein contained, the parties, intending to be legally bound hereby, agree as follows:

1.             Maine PUC Stipulation.  The parties acknowledge that on or about the date hereof, Verizon submitted a Stipulation with the State of Maine Public Utilities Commission in a form that has previously been disclosed to the Company.  The parties agree that if the Maine Public Utilities Commission fails to enter an order approving the Stipulation as submitted without any additional conditions or limitations (or as submitted and incorporating only any changes that both Verizon and the Company, acting reasonably, consider immaterial or as Verizon and the Company shall mutually otherwise agree upon) (the date on which any such order is entered, the “Maine AFOR Settlement Order Date”) this Amendment to the Merger Agreement (and the attached amendment to the Distribution Agreement) shall be null and void and cease to have any force or effect.  For the avoidance of doubt, the parties agree that nothing set forth in the Stipulation or in this Amendment shall impose any limitations or obligations or grant any rights as amongst themselves with respect to the Maine AFOR Proceedings that are not otherwise set forth in the Merger Agreement.

2.             Capital Additions.  The parties agree that if Verizon makes supplemental capital additions of up to $12,000,000 between the date of the Maine AFOR Settlement Order Date and January 30, 2008 for equipment, cards, cable and/or transport fiber and associated labor spent to expand the existing DSL network in the state of Maine (in addition to the $1,900,000 previously anticipated to be spent in 2007), such supplemental capital additions shall not be deemed to violate any representation or covenant of Verizon or Spinco in the Merger Agreement, and the amount of such capital additions and the increase in the aggregate amount of such capital additions spent in excess of $137,500,000 in 2007 (plus an additional $11,000,000 in January 2008 if the Closing does not occur prior to January 1, 2008) shall not be considered singly or taken together with other expenditures, conditions, burdens, restrictions or requirements to determine whether there has been a Material Adverse Effect for purposes of the Merger Agreement, including Sections 8.1(c) or 8.1(h).  Not later than 45 days after the date hereof and prior to making any material portion of the capital additions to the DSL network described in the prior sentence, Verizon shall deliver its proposed plan for such additions.  FairPoint may within 10 days of receipt from Verizon make suggestions for modification to such proposed plan.  Verizon shall consider such suggestions in good faith.  After such consideration, Verizon shall have the sole discretion to design and implement its DSL expansion plan and make such capital additions.  Verizon shall provide to the Company within five (5) days after submission copies of reports required to be submitted to the Maine Public Utilities Commission containing information on the status and progress of such expansion.  In addition, the Company shall have the right to request one additional report as of the date of its choosing, regarding such status and progress, containing information reasonably requested by the Company and in the possession of Verizon, which Verizon shall provide within ten (10) days following receipt of such request.

3.             Addition of Section 7.28.  The following is hereby added to the Merger Agreement as a new Section 7.28:

“7.28       Settlement of Maine AFOR Proceedings.  If the Investigation into New Alternative Form of Regulation for Verizon Maine Pursuant to 35-A M.R.S.A. Sections 9102-9103, (Docket No. 2005-155) (the “Maine AFOR Proceedings”) is not resolved prior to the Closing, then during the lesser of (i) a twelve (12) month period commencing on the Closing Date and (ii) as long as is necessary to resolve the Maine AFOR Proceedings, Verizon shall use its commercially reasonable efforts upon the request of the Company to cooperate in helping the Company to contest any proceedings to the extent they are based upon the same or substantially the same pleadings or allegations or the facts relating thereto regarding pre-Closing activities as in the Maine AFOR Proceedings, including by making available as expert witnesses on a reasonable basis persons who remain employed by Verizon and its Affiliates following the Closing and are familiar with the pre-Closing factual issues that are the subject of such proceedings, and by making available on a confidential basis material relevant information in the possession of Verizon regarding the alleged over earnings calculations made prior to July 3, 2007 and regarding the pre-Closing testimony in the Maine AFOR Proceeding.  The Company shall pay the reasonable out of pocket, third party costs and expenses of Verizon incurred after the Closing Date for assistance requested by the Company in connection with the Maine AFOR Proceedings.

4.             Amendment to Distribution Agreement.  The Company hereby consents to the amendment to the Distribution Agreement, dated as January 15, 2007, and amended as of March 30, 2007 and June 28, 2007, between Verizon and Spinco, such amendment in the form attached hereto.

5.             Confirmation of Merger Agreement.  Other than as expressly modified pursuant to this Amendment, all provisions of the Merger Agreement remain unmodified and in full force and effect.  The provisions of Article XI of the Merger Agreement shall apply to this Amendment mutatis mutandis.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the first date above written.

VERIZON COMMUNICATIONS INC.

By:	/s/ John W. Diercksen
Name: John W. Diercksen
Title: Executive Vice President, Strategy,
Planning and Development

NORTHERN NEW ENGLAND SPINCO INC.

By:	/s/ Stephen E. Smith
Name: Stephen E. Smith
Title: Vice President

FAIRPOINT COMMUNICATIONS, INC.

By:	/s/ Peter G. Nixon
Name: Peter G. Nixon
Title: Chief Operating Officer

ATTACHMENT

AMENDMENT NO. 3 TO DISTRIBUTION AGREEMENT

AMENDMENT NO. 3, dated as of July 3, 2007 (this “Amendment”) is by and between VERIZON COMMUNICATIONS INC., a Delaware corporation (“Verizon”) and NORTHERN NEW ENGLAND SPINCO INC., a Delaware corporation (“Spinco”) to the Distribution Agreement, dated as of January 15, 2007, as amended (the “Distribution Agreement”) by and between Verizon and Spinco.  Capitalized terms used but not defined herein shall have the meanings given to such terms in the Distribution Agreement, and all references to Articles and Sections herein are references to Articles and Sections of the Distribution Agreement.

In consideration of the premises and the mutual promises herein made, and in consideration of the agreements herein contained, the parties, intending to be legally bound hereby, agree as follows:

1.             Amendments to Section 1.1.

The definition of “Target Working Capital” set forth in Section 1.1 of the Distribution Agreement is hereby amended to read in its entirety as follows:

“Target Working Capital” means $50,500,000, provided that such amount will be reduced by the amount, if any, equal to the sum of (A) the quotient of (x) the sum of (i) any amount the Company pays or becomes obligated to pay to a Commitment Party (as defined in the Commitment Letter) pursuant to the fifth paragraph of the fee letter that is part of the Commitment Letter, plus (ii) any amount the Company pays or becomes obligated to pay pursuant to the fee letter that is part of the Backstop Facility Commitment, divided by (y) 0.39579, plus (B) the amount, not to exceed $12,000,000, by which Verizon’s capital additions between the Maine AFOR Settlement Order Date and January 31, 2008 for equipment, cards, cable and/or transport fiber and associated labor spent to expand the existing DSL network in the state of Maine exceeds $1,900,000; provided that the reduction in this clause (B) shall only apply to the extent that the amount spent by Verizon in the aggregate in respect of capital additions in the period January 1, 2007 through January 31, 2008 exceeds $148,500,000 (pro rated to the extent the Closing occurs prior to January 31, 2008).

2.             Confirmation of Distribution Agreement.  Other than as expressly modified pursuant to this Amendment, all provisions of the Distribution Agreement remain unmodified and in full force and effect.  The provisions of Article X of the Distribution Agreement shall apply to this Amendment mutatis mutandis.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the first date above written.

VERIZON COMMUNICATIONS INC.

By:
Name:
Title:

NORTHERN NEW ENGLAND SPINCO INC.

By:
Name:
Title: